Exhibit 99.8

CONSENT OF WILLIAM A. WITTE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-1 of The New Home Company, LLC, a Delaware limited liability company (to be converted into a Delaware corporation and renamed The New Home Company, Inc.) (the “Company”), and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of the Company upon completion of the initial public offering of the Company’s common stock, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: June 14, 2013

/s/ William A. Witte
William A. Witte